UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 13, 2004

Date of Report (Date of earliest event reported)

Wynn Resorts, Limited

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50028	46-0484987

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada	89109

(Address of Principal Executive Offices)	(Zip Code)

(702) 770-7555

(Registrant's telephone number, including area code)

Item 5. Other Events and Required FD Disclosure.

On May 13, 2004, pursuant to the indenture governing the 12% Second Mortgage Notes due 2010 (the “Notes”) of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (collectively, the “Issuers”), the Issuers delivered notice of the exercise of their right to redeem $122,420,000 in aggregate principal amount of the Notes. The total price of the redemption will be approximately $138,865,100, equal to 112.0% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon. The date of the redemption will be June 14, 2004. Certain directors, officers and affiliates of the Registrant hold an aggregate of $27,178,000 principal amount of the Notes. The Notes to be redeemed will be selected on the basis of the standard procedures of the Depository Trust Company. Following the redemption, the Registrant will disclose the amount of Notes, if any, held by directors, officers or affiliates of the Registrant that were redeemed.

The redemption will be funded with a portion of the proceeds of the offering of 7,000,000 shares of the Registrant’s common stock, $0.01 par value per share, completed May 12, 2004. As previously announced, the net proceeds to the Registrant from the offering of common stock, after deducting discounts and commissions and estimated expenses, were approximately $267,900,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2004

Wynn Resorts, Limited

By:	/s/ John Strzemp

John Strzemp
Executive Vice President and Chief Financial Officer